Exhibit 1

PUT OPTION AGREEMENT

This PUT OPTION AGREEMENT (the “Agreement”) is entered into as of December 10, 2014 (the “Effective Date”) by and among BRIAN FERDINAND, an individual and resident of the State of New York (“Grantor”), the VON ALLMEN DYNASTY TRUST (“VADT”), and D&L PARTNERS, L.P. (“DNL” and together with VADT, the “Optionees”). Each of the Grantor, DNL and VADT are individually referred to herein as a “Party” and collectively, the “Parties.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Put Right.

(a) Optionees, upon 15 business days’ advance notice (the “Redemption Notice”) to Grantor, shall have the right, but not the obligation, to cause Grantor to purchase on the Redemption Date (as defined below) any or all of, Five Hundred and Thirty-Five Thousand (535,000) shares of common stock $0.0001 par value per share (the “LIQD Shares”) of Liquid Holdings Group, Inc., a Delaware corporation (the “Company”) then held by the Optionees (the “Put Right”) for five dollars and fifty cents ($5.50) per LIQD Share (the “Redemption Price”). The Put Right may be exercised by the Optionees at any time during the period commencing on January 31, 2016 and ending on February 28, 2016 (the “Redemption Period”).

(b) The Redemption Price and the number of LIQD Shares subject to the Put Right shall be equitably adjusted to account for (i) any stock issuances of the Company that occur from the Effective Date until the Redemption Date (based on a customary weighted average anti-dilution formula), and (ii) any stock splits, stock dividends, recapitalizations, reorganizations and other similar events of the Company that have occurred from the Effective Date until the Redemption Date.

(c) The Redemption Notice will specify the effective date of the redemption during the Redemption Period (the “Redemption Date”) to Grantor, and the entire Redemption Price due shall be paid by Grantor within 15 business days thereof and shall be payable in cash by wire transfer of immediately available funds to an account designated by the Optionees in the Redemption Notice.

(d) Within 15 business days of the Optionee’s receipt of payment of the Redemption Price, the Optionees will deliver the LIQD Shares to Grantor together with stock powers with a medallion signature guarantee or other transfer documentation reasonably requested by Grantor sufficient to cause LIQD’s transfer agent to effect an transfer of the LIQD Shares to Grantor.

(e) The Optionees shall have the right to proceed against Grantor to enforce the Put Right.

2. The Parties hereto acknowledge and agree that the document entitled “Put Option Agreement” dated as of March 3, 2014, among the Parties, never became effective and is void for all purposes. The Parties further acknowledge and agree that other than this Agreement, no option or similar agreement in respect of the capital stock of the Company exists among Grantor (or any of his Affiliates), on the one hand, and any Optionee (or any of its affiliates), on the other hand.

3. Other than as set forth in Section 1 above, no delay on the part of any Party in exercising any of its options, powers or rights under this Agreement shall constitute a waiver thereof. No waiver of any of its rights hereunder and no modification or amendment of this Agreement, shall be deemed to be made by any Party unless the same shall be in writing, duly signed on behalf of such Party (in the case of the Optionees, by a duly authorized officer) and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair or modify the rights or obligations of the Parties, in any other respect at any other time.

4. The Optionees and the Grantor hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of New York, or any federal court in such state in connection with any action or proceeding arising out of or related to this Agreement. In any such litigation, Optionees and Grantor waive personal service of any summons, complaint or other process and agree that service may be made by certified or registered mail to it, at the address provided herein.

5. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION UNDER OR RELATING TO THIS AGREEMENT.

6. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7. Subject to the terms of this Section 7, this Agreement is binding upon and inures to the benefit of the parties hereto as well as their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any person or entity, other than the Parties or their respective permitted successors and assigns, any rights, remedies or liabilities. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties and any purported assignment without such consent shall be void.

8. This Agreement contains the full and complete agreement of the parties hereto concerning the subject matter hereof, and it supersedes any prior agreements or understandings by or between them concerning such matters. There are no written, oral, or other agreements, promises, inducements, covenants, conditions, or limitations of (or related in any way to) this Agreement that are not expressly set forth in this Agreement, and in entering into this Agreement, the parties hereto are relying solely and exclusively on the agreements, promises, inducements, covenants, conditions, and limitations that are expressly set forth herein.

9. This Agreement may not be altered or amended except in a writing executed by the Parties.

10. The parties hereto hereby stipulate, agree, represent, and warrant that: (a) the terms, extent, and duration of this Agreement are reasonable; (b) that they will not challenge or contest in any way the capacity or the authority of any party hereto to make the agreements, covenants, waivers, stipulations, and warranties herein set forth; and (c) that each person signing this Agreement on behalf of the parties hereto has the necessary and appropriate authority and capacity to execute this Agreement.

11. The parties hereto agree not to disclose, directly or indirectly, in any matter whatsoever, any information regarding the existence of this Agreement, to any person or entity, except (a) as may be required by applicable law or regulation, including any corporate disclosure, (b) to a party’s attorney, lender, account or financial advisor.

12. Addresses for notices are as follows: for the Optionees, 9 Isla Bahia Drive, Ft. Lauderdale, FL 33316, Attn: Douglas Von Allmen; for the Grantor, 224 Muttontown Eastwoods Road, Muttontown, New York 11791.

[Signature Page to Follow]

[Signature Page to Put Option Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

OPTIONEES

D&L PARTNERS, L.P., by D&L Management Corporation, its General Partner

By:	/s/ Douglas Von Allmen
Name: Douglas Von Allmen
Title:	Director

VON ALLMEN DYNASTY TRUST

By:	/s/ Linda Von Allmen
Name:	Linda Von Allmen
Title:	Trustee

GRANTOR

By:	/s/ Brian Ferdinand
Brian Ferdinand